Exhibit 10.4

AMENDMENT TO THE

CINERGY CORP. EXCESS PENSION PLAN

The Cinergy Corp. Excess Pension Plan, as amended and restated effective as of January 1, 1998, as amended (the “Plan”), is hereby amended effective as of December 14, 2005.

(1)           Explanation of Amendment

The Plan is amended to provide certain participants with the opportunity to make an election to receive Plan benefits (to the extent earned and vested after 2004) in a single lump sum under certain circumstances following a Change in Control.

(2)           Amendment

(a)                                  Section 6.6 of the Plan is hereby amended by adding the following new subsection (j) at the end thereof:

“(j)                                     Special Change in Control Payment Election With Respect to Amounts Earned and Vested After 2004.

Notwithstanding the foregoing, each Participant who is selected by the Compensation Committee of the Board of Directors or the Committee (a “409A Selected Participant”) shall be entitled to make a special payment election in accordance with the provisions of this Subsection.  In order to be effective, an election made pursuant to this Subsection must be made prior to December 31, 2005 (or any earlier date specified on an applicable election form).

(I)                              Distribution Pursuant to Special Payment Election.  A 409A Selected Participant may elect during 2005, on a form and in accordance with procedures provided by the Committee, to receive a single lump sum cash payment in an amount equal to the Actuarial Equivalent (as defined in Section 6.6(e)) of his benefits under the Plan (or the Actuarial Equivalent (as defined in Section 6.6(e)) of his remaining benefits under the Plan in the event that payment of his benefits under the Plan has already commenced) payable after the later of the occurrence of a Change in Control or the date of his termination of employment with Cinergy and its affiliates.  If the 409A Selected Participant’s termination of employment with Cinergy and its affiliates occurs prior to a Change in Control, payment under this Subsection shall be made on the fifth business day after the occurrence of a Change in Control.  If the 409A Selected Participant’s termination of employment with Cinergy and its affiliates occurs after the Change in Control, payment under this Subsection shall occur on the first business day after the sixth month anniversary of the termination of employment if necessary to comply with Code Section 409A.

(II)                          Code Section 409A Compliance.  Notwithstanding anything to the contrary, this Subsection shall only apply with respect to the portion of the 409A Selected Participant’s benefit, if any, which is treated as “deferred” after December 31, 2004 (within the meaning of Section 409A of the Code (the “Post-2004 Deferrals”)), and shall be interpreted accordingly.  Notwithstanding any other provision of this Plan, the Post-2004 Deferrals shall be administered in a manner that complies with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amount in a taxable year that is prior to the taxable year or years in which such amount would otherwise actually be distributed or made available to the 409A Selected Participant or his or her Beneficiaries.

(III)                      Effectiveness of Special Payment Election.  An election made pursuant to this Subsection shall become operative only upon the occurrence of a Change in Control and only if the 409A Selected Participant’s termination of employment with Cinergy and its affiliates occurs either (1) prior to the occurrence of a Change in Control or (2) during the 24-month period commencing upon the occurrence of a Change in Control.  Once operative, such special payment election shall override any other payment election made by the 409A Selected Participant with respect to his Post-2004 Deferrals.”

IN WITNESS WHEREOF, Cinergy Corp. has caused this Amendment to be executed and approved by its duly authorized officer as of December 14, 2005.

By:	/s/ TIMOTHY J. VERHAGEN
Timothy J. Verhagen
Vice President, Human Resources